UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 12, 2016

MEDITE CANCER DIAGNOSTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-143570	36-4296006
(Commission File Number)	(IRS Employer Identification No.)

4203 SW 34th St.
Orlando, FL	32811
(Address of Principal Executive Offices)	(Zip Code)

(407) 996-9630

(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Resignation

On February 12, 2016, the Board of Directors of MEDITE Cancer Diagnostics, Inc., a Delaware corporation (the "Company") accepted the resignation of Alexander M. Milley from his position as Director of the Company, effective immediately, and without disagreement or dispute. The Board of Directors further authorized and approved a separation payment to Mr. Milley in appreciation for his services equal to $5,000 per quarter for the fiscal year 2016, payable in the restricted common stock of the Company.

Director Vacancy Appointment

On February 12, 2016, the Board of Directors elected W. Austin Lewis IV to the Board of Directors of the Company to fill the vacancy resulting from the resignation of Alexander M. Milley, to serve as a Director until such time as his resignation or removal.

On February 12, 2016, the Board of Directors further elected Mr. Lewis to serve as Chairman of the Audit Committee of the Company until such time as his resignation or removal.

W. Austin Lewis IV, Age 40, Director

Mr. Lewis currently serves as the CEO, CFO and Director of Paid Inc. (PAYD). Mr. Lewis also serves as a member of the Audit Committees and Compensation Committees for MAM Software, Inc. (MAMS), ScripsAmerica, Inc. (SCRC), Quest Solution, Inc. (QUES) and FlouroPharma Medical, Inc. (FPMI).   Since 2004, Mr. Lewis has served as Chief Executive Officer of Lewis Asset Management Corporation, an investment management company he founded, where he is also the Portfolio and Chief Investment Officer of the Lewis Opportunity Fund, one of the funds under management. Prior to founding Lewis Asset Management, Mr. Lewis held a variety of positions with investment firms, including Puglisi & Co., Thompson Davis & Co., and Branch Cabell & Company. Mr. Lewis holds a Bachelor of Science in Finance and a Bachelor of Science in Financial Economics from James Madison University.

Mr. Lewis has no relationships or transactions with the Company which are required to be disclosed pursuant to Item 404(a) of Regulation S-K, nor are there any arrangements or understandings with other persons pursuant to which he was selected as a Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDITE CANCER DIAGNOSTICS, INC.

Date: February 17, 2016	By:	/s/ Michaela Ott
Michaela Ott
Chief Executive Officer